Exhibit 10.10

— 1551 Eastlake Ave E, Ste 200 Seattle, WA 98102	206.659.0067 adaptivebiotech.com

May 1, 2019

Chad Cohen

[address]

Re:    Executive Severance Agreement

Dear Chad:

This letter agreement (this “Agreement”) confirms the terms of your severance rights in connection with your employment with Adaptive Biotechnologies Corporation, a Washington corporation (the “Company”), and supplements that certain letter agreement regarding your employment with the Company dated on or about May 1, 2019 (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

1.    Severance

As further detailed in your Employment Agreement, your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

If (i) you are terminated for a reason other than for Cause (as defined below), death, or your disability or (ii) you resign for Good Reason (as defined below), then, if you execute a full release of claims in the form of the release attached as Exhibit A (the “Release”) and such Release becomes effective and irrevocable within sixty (60) days of the effective date of such termination, the Company will pay you a lump sum payment equivalent to twelve (12) months of your base salary (at the base salary rate then in effect as of your termination date or, if your termination is due to a Good Reason resignation, the greater of the base salary rate then in effect on your termination date or the date immediately prior to the event constituting Good Reason) (the “Severance Payment”), payable on the first payroll period after the sixty (60) day anniversary of your termination date, subject to your continued compliance with the obligations set forth in the Release and the Company’s standard form of nondisclosure and assignment agreement.

For purposes of this Agreement, “Cause” is defined as: (a) theft or embezzlement by you with respect to the Company or its subsidiaries; (b) intentional failure to perform your duties to the Company without the same being corrected within thirty (30) days after being given written notice thereof by the Company; (c) the commission by you of any felony or any crime involving moral turpitude (but excluding driving offenses); (d) willful or prolonged absence from work by you (other than by reason of disability due to physical or mental illness) or failure, gross neglect or refusal by the you to perform your duties and responsibilities without the same being corrected within thirty (30) days after being given written notice thereof by the Company; (e) continued and habitual use of alcohol by you to an extent which materially impairs your performance of your duties without the same being corrected within fifteen (15) days after being given written notice thereof by the Company; or (f) your use of illegal drugs without the same being corrected within thirty (30) days after being given written notice thereof.

For purposes of this Agreement, “Good Reason” means, without your written consent, (a) the material diminution or variation of your title or any of your material duties or responsibilities or the engagement by Company of unlawful employment practices with respect to you, (b) a reduction in the your base salary, (c) a breach by the Company of this Agreement or any other agreement between you and the Company, or (d) the occurrence of a Change in Control; provided, however, that for “Good Reason” to be established, you must provide written notice to the Company’s general counsel within thirty (30) days immediately following such events described in (a) through (d) above, the Company must fail to remedy such event within thirty (30) days after receipt of such notice, and your resignation must be effective not later than ninety (90) days after the expiration of such cure period.

Executive Severance Agreement

May 1, 2019

To the extent that payments and benefits in this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), this Agreement is intended to comply with and will be interpreted in a manner intended to comply with Section 409A of the Code. To the extent that any provision in this offer is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409(a)(1)(B) of the Code. Notwithstanding anything herein to the contrary, if at the time of your separation from service from the Company you designated as a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the expiration of the six-month period measured from the date of your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). On the first day of the seventh month following the date of your separation from service, or if earlier, the date of your death, all payments delayed pursuant to this paragraph (whether they would have otherwise been paid or reimbursed to you in a single sum or in installments) shall be paid or reimbursed to you in a single sum and any remaining payments and benefits due to you shall be paid or provided in accordance with the normal dates specified for them in this Agreement or in another agreement between you and the Company. In addition, if any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code as determined jointly by you and the Company, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement or otherwise constitute “deferred compensation” under Section 409A of the Code as determined jointly by you and the Company, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement or otherwise shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References herein to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Code Section 409A. The Company shall consult with you in good faith regarding the implementation of the provisions of this paragraph. Additionally, in the event that the acceleration of vesting of equity awards contemplated under this Agreement is deemed a “parachute payment” to you under the Code, the Company shall pay to you an additional cash bonus at the time of the consummation of such Change in Control (or later termination of your employment, if applicable) so as to fully compensate you for the additional tax liability resulting from such acceleration of vesting, including additional tax liability with respect to payments made pursuant to this sentence. The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.

2.    Arbitration

In the event of any dispute or claim solely related to or arising out of the termination of your employment with the Company for any reason (including, but not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, national origin, disability or other discrimination or harassment), you agree that all such disputes will be fully, finally and exclusively resolved by binding arbitration conducted by Judicial Dispute Resolution, LLC (or a similar entity if acceptable to the Company) in King County, Washington, pursuant to the Federal Arbitration Act. You and the Company hereby waive your respective rights to have any such disputes or claims tried by a judge or jury. This section will not apply to any claims for injunctive relief by the Company or you, any claims by the Company or you arising out of or related to proprietary and intellectual property rights, claims pursuant to the National Labor Relations Act, claims pursuant to the Washington State Law Against Discrimination, claims under federal discrimination laws, workers compensation claim(s), unemployment compensation benefits claim(s), or any other claims that, as a matter of law, the parties cannot agree to arbitrate.

Executive Severance Agreement

May 1, 2019

3.    Additional Terms

This Agreement, the Employment Agreement, the Nondisclosure and Assignment Agreement, the Existing Awards and the CIC Agreement (as defined below) constitute the entire agreement between you and the Company regarding the terms and conditions of your employment are the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersede and replace any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral, including that certain employment letter agreement by and between you and the Company dated on or about June 26, 2015, as amended September 23, 2015, and that certain change of control agreement between you and the Company dated on or about August 7, 2017. However, this Agreement shall not supersede the change in control agreement between you and the Company dated on or about May 1, 2019 (“CIC Agreement”).

This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and (except for changes reserved to the Company’s discretion herein) cannot be modified or amended except in a writing signed by you and a duly authorized Company representative. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Washington.

[Signature page follows.]

Executive Severance Agreement

May 1, 2019

Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

/s/ Chad Robins
Chad Robins
Chief Executive Officer

I agree to and accept the terms and conditions set forth in this Agreement.

/s/ Chad Cohen
Chad Cohen

Date:	May 1, 2019

Exhibit A

Release

[Separately attached.]